UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — April 5, 2007
COLEMAN CABLE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction)	001-33337 (Commission File Number)	36-4410887 (I.R.S. Employer of Incorporation Identification No.)
1530 Shields Drive, Waukegan, Illinois 60085
(Address of principal executive offices)
Registrant’s telephone number, including area code: (847) 672-2300
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On April 5, 2007, the Board of Directors of Coleman Cable, Inc. (Nasdaq: CCIX) (“Coleman Cable”) elected Denis E. Springer as a director of Coleman Cable to hold office until the next annual meeting of shareholders of Coleman Cable. Mr. Springer was also appointed as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Springer has also agreed to serve as the chairman of the Audit Committee. There are no agreements or understandings between Mr. Springer and any other person pursuant to which he has been selected as a director.
Mr. Springer, age 61, retired as Senior Vice President and Chief Financial Officer of Burlington Northern Santa Fe Corporation in 1999, which position he held since 1995. Since his retirement, Mr. Springer has been a private investor, has performed advisory services and has taught strategic management at the university level. Mr. Springer currently serves as a trustee of Aston Funds, a family of mutual funds headquartered in Chicago. He is a member of Financial Executives International, the American Institute of Certified Public Accountants, and the Illinois CPA Society.
As a non-management director, Mr. Springer will receive an annual retainer of $40,000 and an additional $1,500 for each board and committee meeting he attends. Mr. Springer will also receive an annual fee of $10,000 as chairman of the Audit Committee. Further, as an independent director, Mr. Springer will receive an annual grant of options to purchase 2,500 shares of Coleman Cable common stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.
By:	/s/ Richard N. Burger
Richard N. Burger
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

DATE: April 10, 2007